CFO Commentary on Third Quarter Fiscal 2019 Results
Q3 Fiscal 2019 Summary

GAAP
($ in millions except earnings per share)	Q3 FY19	Q2 FY19	Q3 FY18	Q/Q	Y/Y
Revenue	$3,181	$3,123	$2,636	Up 2%	Up 21%
Gross margin	60.4%	63.3%	59.5%	Down 290 bps	Up 90 bps
Operating expenses	$863	$818	$674	Up 6%	Up 28%
Operating income	$1,058	$1,157	$895	Down 9%	Up 18%
Net income	$1,230	$1,101	$838	Up 12%	Up 47%
Diluted earnings per share	$1.97	$1.76	$1.33	Up 12%	Up 48%

Non-GAAP
($ in millions except earnings per share)	Q3 FY19	Q2 FY19	Q3 FY18	Q/Q	Y/Y
Revenue	$3,181	$3,123	$2,636	Up 2%	Up 21%
Gross margin	61.0%	63.5%	59.7%	Down 250 bps	Up 130 bps
Operating expenses	$730	$692	$570	Up 5%	Up 28%
Operating income	$1,210	$1,290	$1,005	Down 6%	Up 20%
Net income	$1,151	$1,210	$833	Down 5%	Up 38%
Diluted earnings per share	$1.84	$1.94	$1.33	Down 5%	Up 38%

Revenue by Reportable Segments
($ in millions)	Q3 FY19	Q2 FY19	Q3 FY18	Q/Q	Y/Y
GPU Business	$2,774	$2,656	$2,217	Up 4%	Up 25%
Tegra Processor Business	407	467	419	Down 13%	Down 3%
Total	$3,181	$3,123	$2,636	Up 2%	Up 21%

Revenue by Market Platform
($ in millions)	Q3 FY19	Q2 FY19	Q3 FY18	Q/Q	Y/Y
Gaming	$1,764	$1,805	$1,561	Down 2%	Up 13%
Professional Visualization	305	281	239	Up 9%	Up 28%
Datacenter	792	760	501	Up 4%	Up 58%
Automotive	172	161	144	Up 7%	Up 19%
OEM and IP	148	116	191	Up 28%	Down 23%
Total	$3,181	$3,123	$2,636	Up 2%	Up 21%

Revenue
Revenue was $3.18 billion, up 21 percent year over year and up 2 percent sequentially. Three of our market platforms - Professional Visualization, Datacenter, and Automotive - posted record revenue. Gaming revenue was short of our expectations, and our fourth quarter outlook is impacted by excess channel inventory of mid-range Pascal products. We believe this is a near-term issue that will be corrected in one to two quarters, and remain confident in our competitive position and market opportunities.
GPU business revenue was $2.77 billion, up 25 percent from a year earlier and up 4 percent sequentially, reflecting growth in Professional Visualization, Datacenter, and gaming GPUs.
Tegra® Processor business revenue - which includes Automotive, the Nintendo Switch gaming console, and embedded edge AI platforms - was $407 million, down 3 percent from a year ago and down 13 percent sequentially.
Gaming revenue was $1.76 billion, up 13 percent from a year ago driven by growth in gaming GPUs, and down 2 percent sequentially as gaming GPU growth was more than offset by a seasonal decline in SOC modules for Nintendo Switch. Gaming GPU growth was fueled by Turing™-based GPUs for desktops and by gaming notebooks based on our Max-Q technology.
Professional Visualization revenue reached a record $305 million, up 28 percent from a year earlier and up 9 percent sequentially driven by strength across both desktop and mobile workstation products.
Datacenter revenue was a record $792 million, up 58 percent from a year ago and up 4 percent sequentially, led by strong sales of our Volta architecture-based products, including NVIDIA® Tesla® V100 and DGX™ systems, with contribution from the new Turing T4 Cloud GPU.
Automotive revenue was a record $172 million, up 19 percent from a year earlier and up 7 percent sequentially, incorporating infotainment modules, production DRIVE™ PX platforms, and development agreements with automotive companies.
OEM and IP revenue was $148 million, down 23 percent from a year ago, due to the absence of crypto-currency mining.
Gross Margin
GAAP gross margin for the third quarter was 60.4 percent and non-GAAP gross margin was 61.0 percent. Gross margins increased from a year ago - reflecting our continued shift toward higher-value platforms, which more than offset the current quarter impact of $57 million in charges related to prior architecture components and chips following the sharp fall-off in cryptocurrency mining demand.
Expenses
GAAP operating expenses were $863 million, including $133 million in stock-based compensation and other charges. Non-GAAP operating expenses were $730 million, up 28 percent from a year earlier and up 5 percent sequentially. This reflects increased investments in growth initiatives - including gaming, professional visualization, AI, and autonomous driving.
Operating Income
GAAP operating income was $1.06 billion in the third quarter, up 18 percent from a year earlier and down 9 percent sequentially. Non-GAAP operating income was $1.21 billion, up 20 percent from a year earlier and down 6 percent sequentially.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q3 FY19	Q2 FY19	Q3 FY18
Interest income	$37	$32	$17
Interest expense	(15)	(14)	(15)
Other, net	1	5	(1)
Total	$23	$23	$1

Non-GAAP
($ in millions)	Q3 FY19	Q2 FY19	Q3 FY18
Interest income	$37	$32	$17
Interest expense	(15)	(14)	(15)
Other, net	(1)	3	--
Total	$21	$21	$2
Other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds and remaining convertible debt, and other gains and losses. GAAP OI&E includes interest expense associated with corporate bonds and remaining convertible debt, interest income from our investment portfolio, gains or losses from investments, and charges from early conversions of convertible debt. Non-GAAP OI&E excludes the charges from early conversions of convertible debt, the portion of interest expense from the amortization of the debt discount, and the gains or losses from certain investments.
Due to recently issued IRS proposed regulations, we recorded a U.S. tax reform transition tax benefit of $138 million, or $0.22 per diluted share, in the third quarter. Our third quarter GAAP effective tax rate was a benefit of 14 percent, which includes the U.S. tax reform benefit as well as excess tax benefits related to stock-based compensation.
Third quarter non-GAAP effective tax rate was 7 percent, which excludes the U.S. tax reform benefit and excess tax benefits related to stock-based compensation.
Net Income and EPS
GAAP net income was $1.23 billion and earnings per diluted share were $1.97, up 47 percent and 48 percent, respectively, from a year earlier. Non-GAAP net income was $1.15 billion and earnings per diluted share were $1.84, both up 38 percent from a year earlier, fueled by strong revenue growth and improved gross margin.
Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	FY18	YTD FY19
Dividends	$47	$181	$186	$213	$261	$341	$273
Share repurchases:
	$$100	$887	$814	$587	$739	$909	$855
Shares	8	62	44	25	15	6	4
During the first nine months of fiscal 2019, we returned $1.13 billion to shareholders through a combination of $855 million in share repurchases and $273 million in quarterly cash dividends.
In November 2018, our board of directors authorized an additional $7 billion under our share repurchase program for a total of $7.94 billion available through the end of December 2022.

We announced a 7 percent increase in our quarterly cash dividend to $0.16 per share from $0.15 per share, to be paid with our next quarterly cash dividend on December 21, 2018, to all shareholders of record on November 30, 2018.
We intend to return an additional $3 billion to shareholders by the end of fiscal 2020, which may begin in the fourth quarter of fiscal 2019.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $6.39 billion to shareholders.  This return represents 64 percent of our cumulative free cash flow for fiscal 2013 through the third quarter of fiscal 2019.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities at the end of the third quarter were $7.59 billion, down from $7.94 billion in the prior quarter. This decrease was primarily related to third quarter stock repurchases, dividends and taxes paid related to restricted stock units, partially offset by operating income and changes in working capital.
Accounts receivable at the end of the quarter was $2.22 billion compared with $1.66 billion in the prior quarter. DSO at quarter-end was 63 days, up from 48 days in the prior quarter, as Turing RTX shipments began in the last month of the quarter.
Inventory at the end of the quarter was $1.42 billion, compared with $1.09 billion in the prior quarter, reflecting the ramp in production of Turing. DSI at quarter-end was 102 days, up from 86 days in the prior quarter and up from 73 days in the third quarter of fiscal 2018.
Cash flow from operating activities was $487 million in the third quarter, down from $913 million in the prior quarter. This decrease was primarily due to changes in working capital.
Free cash flow was $337 million in the third quarter, compared with $785 million in the previous quarter.
Depreciation and amortization expense amounted to $68 million for the third quarter. Capital expenditures were $150 million for the third quarter.

Fourth Quarter of Fiscal 2019 Outlook
Our gaming revenue outlook for the fourth quarter of fiscal 2019 is impacted by the expected work-down of Pascal mid-range gaming card inventory in the channel, and a decline in gaming console reflecting seasonal build patterns. This assumes no meaningful shipments of mid-range Pascal GPUs during the quarter, so that channel inventory can approach normal levels by the end of the fourth quarter. Our other markets are unaffected by the channel inventory correction.
Our outlook for the fourth quarter of fiscal 2019 is as follows:

•	Revenue is expected to be $2.70 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 62.3 percent and 62.5 percent, respectively, plus or minus 50 basis points.

•	GAAP and non-GAAP operating expenses are expected to be approximately $915 million and $755 million, respectively.

•	GAAP and non-GAAP other income and expense are both expected to be income of approximately $21 million.

•
GAAP and non-GAAP tax rates are both expected to be 8 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $190 million to $210 million.

______________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related costs, restructuring and other, contributions, gains from non-affiliated investments, interest expense related to amortization of debt discount, debt-related costs, the associated tax impact of these items, where applicable, and the tax benefit from income tax reform. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: excess channel inventory’s impact on our quarter being a near-term issue that will corrected in one to two quarters; our market position remaining strong and our expectation that AI, datacenter, pro-visualization and self-driving car opportunities will continue to grow; our intended capital return by the end of fiscal 2020; our financial outlook for the fourth quarter of fiscal 2019 and the assumptions and information underlying our fourth quarter outlook; our expected tax rates for the fourth quarter of fiscal 2019; variability from excess tax benefits or deficiencies related to stock-based compensation; and our expected capital expenditures for the fourth quarter of fiscal 2019 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2018 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra, Tesla, NVIDIA DGX, NVIDIA DRIVE and NVIDIA Turing are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. MaxQ® is the registered trademark of Maxim Integrated Products, Inc. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 28,	July 29,	October 29,	October 28,	October 29,
	2018	2018	2017	2018	2017

GAAP gross profit	$1,921	$1,975	$1,569	$5,964	$4,021
GAAP gross margin	60.4%	63.3%	59.5%	62.7%	59.1%
Stock-based compensation expense (A)	5	8	6	21	14
Legal settlement costs	14	—	—	14	—
Non-GAAP gross profit	$1,940	$1,983	$1,575	$5,999	$4,035
Non-GAAP gross margin	61.0%	63.5%	59.7%	63.1%	59.3%

GAAP operating expenses	$863	$818	$674	$2,454	$1,884
Stock-based compensation expense (A)	(135)	(124)	(101)	(379)	(251)
Acquisition-related costs (B)	(1)	(2)	(3)	(5)	(11)
Legal settlement costs	(1)	—	—	(3)	—
Restructuring and other	4	—	—	4	—
Contributions	—	—	—	—	(2)
Non-GAAP operating expenses	$730	$692	$570	$2,071	$1,620

GAAP income from operations	$1,058	$1,157	$895	$3,510	$2,137
Total impact of non-GAAP adjustments to income from operations	152	133	110	418	278
Non-GAAP income from operations	$1,210	$1,290	$1,005	$3,928	$2,415

GAAP other income (expense)	$23	$23	$1	$62	$(20)
Gains from non-affiliated investments (C)	(2)	(2)	—	(11)	—
Interest expense related to amortization of debt discount	—	—	—	1	3
Debt-related costs (D)	—	—	1	—	19
Non-GAAP other income (expense)	$21	$21	$2	$52	$2

GAAP net income	$1,230	$1,101	$838	$3,575	$1,928
Total pre-tax impact of non-GAAP adjustments	150	131	111	409	300
Income tax impact of non-GAAP adjustments (E)	(91)	(22)	(116)	(199)	(224)
Tax benefit from income tax reform	(138)	—	—	(138)	—
Non-GAAP net income	$1,151	$1,210	$833	$3,647	$2,004

	Three Months Ended			Nine Months Ended
	October 28,	July 29,	October 29,	October 28,	October 29,
	2018	2018	2017	2018	2017
Diluted net income per share
GAAP	$1.97	$1.76	$1.33	$5.71	$3.05
Non-GAAP	$1.84	$1.94	$1.33	$5.83	$3.20

Weighted average shares used in diluted net income per share computation
GAAP	625	626	628	626	633
Anti-dilution impact from note hedge (F)	—	(1)	(2)	—	(7)
Non-GAAP	625	625	626	626	626

GAAP net cash provided by operating activities	$487	$913	$1,157	$2,845	$2,144
Purchase of property and equipment and intangible assets	(150)	(128)	(69)	(397)	(178)
Free cash flow	$337	$785	$1,088	$2,448	$1,966

(A) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 28,	July 29,	October 29,	October 28,	October 29,
	2018	2018	2017	2018	2017
Cost of revenue	$5	$8	$6	$21	$14
Research and development	$88	$76	$61	$237	$146
Sales, general and administrative	$47	$48	$40	$142	$105

(B) Consists of amortization of acquisition-related intangible assets and compensation charges.

(C) Consists of unrealized gains from non-affiliated investments.

(D) Consists of loss on early debt conversions.

(E) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(F) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2019 Outlook
GAAP gross margin	62.3%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	62.5%

Q4 FY2019 Outlook
(In millions)
GAAP operating expenses	$915
Stock-based compensation expense, acquisition-related costs, and other costs	(160)
Non-GAAP operating expenses	$755